Sale and Purchase Agreement

VSource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

Exhibit 2.6

THIS AGREEMENT is made on this 22nd day of March 2004

BETWEEN:-

(1)	Vsource, Inc, a company incorporated in Delaware, the United States of America, pursuant to the laws of the State of Delaware, United States of America and having its headquarters at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037, USA (“the Vendor”) of the one part;

AND

(2)	Eastern Polar Sdn Bhd (Company No. 586856-D), a company incorporated in Malaysia under the Act (as defined hereunder), and having its registered office at Level 17, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara 50490, Kuala Lumpur, Malaysia (“the Purchaser”) of the other part.

Both the Vendor and The Purchaser shall collectively be referred to as “the parties”.

RECITALS:

A.	Vsource (Malaysia) Sdn Bhd (Company No. 502982-W) (“the Company”) is a private limited company incorporated in Malaysia under the Act (as defined hereunder) and having its registered office at Level 41, Suite B, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur, Malaysia. The Company has an authorised share capital of Ringgit Malaysia Five Hundred Thousand (500,000) which is currently divided into Five Hundred Thousand (500,000) ordinary shares of Ringgit Malaysia One (RM1.00) each of which Two Hundred Ninety Thousand Two Hundred and Fifteen (290,215) ordinary shares of Ringgit Malaysia One (RM1.00) each have been issued and are fully paid-up (“Share Capital”).

B.	The Company is principally engaged in the provision of customized outsourcing and human capital management solutions, also known as business process outsourcing (“the Business”).

C.	The Company has two (2) wholly owned subsidiaries in Japan and Taiwan known as Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company (collectively “the Japanese and Taiwanese Vsource Companies”).

D.	The Purchaser is desirous of acquiring the Sale Shares (as defined hereunder) from the Vendor and in furtherance thereto, the Vendor has agreed to sell the Sale Shares and the Purchaser have agreed to purchase the Sale Shares upon the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Wherever used in this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:

“Accounts”	means collectively the Audited Accounts and the Management Accounts;

“Act”	means the Malaysian Companies Act of 1965;

“Audited Accounts”	means the latest audited accounts of each of the Vsource Companies as at the Last Accounting Date;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

“Business Day”	means a day (other than a Saturday, a Sunday or a public holiday) on which banks in Kuala Lumpur and Hong Kong (as the case may be) are open for business and MSEB is open for trading;

“Completion Date”	means the 23rd day of March 2004 or such other date as may be mutually agreed between the parties and “Completion” shall be construed accordingly;

“Completion Documents”	means the documents to be delivered on the Completion Date as set out in Clause 6.2 herein;

“EPF”	means the Employees Provident Fund established under the Employees Provident Fund Act 1991;

“Intellectual Property”	means letters, patents, trademarks and designs, (whether registered or unregistered), utility models, copyrights (including design copyrights), applications and the right to apply for any of the foregoing in any part of the world, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information, know-how and any research or effort relating to the Business and the businesses of the Japanese and Taiwanese Vsource Companies, (whether registrable or not), moral rights and any similar rights in any country;

“Last Accounting Date”	means 31 January 2003 in respect of the Audited Accounts and the last practical month-end date prior to the Completion Date in respect of the Management Accounts, as the case may be;

“Management Accounts”	means the unaudited consolidated management accounts of the Vsource Companies made up to the Last Accounting Date.

“MSC Status”	means the recognition by the Malaysian Government through the Multimedia Development Corporation that the Company participates and undertakes its information, communication and technology (“ICT”) activities in the Multimedia Super Corridor;

“MSEB”	means Malaysia Securities Exchange Berhad;

“Officers of Customs”	means any officer of the Royal Customs and Excise Department of Malaysia or any similar officer of competent authority under the applicable laws of Japan and Taiwan;

“Purchase Price”	means the purchase price for the Sale Shares which is Ringgit Malaysia Two Million One Hundred Seventy Thousand Twenty Five (RM2,170,025) only;

“Purchaser Solicitors”	means Messrs Albar & Partners of 6th Floor, Faber Imperial Court, Jalan Sultan Ismail, 50250 Kuala Lumpur;

“Ringgit Malaysia”, “RM” and “Sen”	means the legal currency of Malaysia;

“Sale Shares”	means Five Thousand Five Hundred (5,500) shares of the Company representing approximately one point eight nine (1.89%) of the Share Capital, to which the Vendor is legally and beneficially entitled;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

“SOCSO”	means the Social Security Organisation established under the Employees’ Social Security Act 1969;

“Taxation”	means income or corporation tax, service tax, customs and other import duties, and any related tax penalty, interest, fine or surcharge under the applicable laws of Malaysia, Japan or Taiwan (as the case may be);

“Taxation Authority”	means any authority vested with fiscal or revenue collection powers in Malaysia, Japan or Taiwan (as the case may be);

“Technology”	means the technical know-how and information technology (present or future) in connection with the Business of the Vsource Companies, which shall include all operating systems, computer software and their applications;

“Unsuccessful Completion Date”	shall have the meaning ascribed to in Clause 6.4 herein;

“US”	means the United States of America;

“Vsource Companies”	means collectively, the Company, the Japanese and Taiwanese Vsource Companies and “Vsource Company” shall be construed to mean any one of them, (as the case may be).

1.2	Interpretation

In this Agreement, unless the context otherwise requires:-

(a)	words denoting the singular number include the plural number and vice-versa;

(b)	words denoting the masculine gender shall include the feminine and neuter genders and vice-versa;

(c)	reference to persons shall include bodies corporate, unincorporated associations and partnerships;

(d)	reference to Clauses and Schedules are reference to clauses and schedules to this Agreement unless otherwise specified;

(e)	reference to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation and all regulations, guidelines, practice notes and statutory instruments issued under such legislation or provision made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement, so far as such modification or re-enactment, applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions, regulations, guidelines, practice notes (as from time to time modified or re-enacted) which have directly or indirectly been replaced. For the avoidance of doubt, if such modification or re-enactment has the retrospective effect of increasing the liability of either party hereunder, both parties may, in good faith, review the effect or impact of such modification or re-enactment on the affected party in the context of this Agreement, and may mutually agree to such other terms and conditions as may be necessary, to address the said effect or impact on the affected party;

(f)	headings to the Clauses and Schedules of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

(g)	where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings;

(h)	reference to any party to this Agreement or any other agreement or instrument shall include that party’s successors and permitted assigns;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

(i)	reference to any agreement or instrument shall include references to such agreement or instrument as amended, novated, supplemented, varied or replaced from time to time;

(j)	the Recitals and Schedules to this Agreement and all documents delivered pursuant to this Agreement shall form part of this Agreement;

(k)	where applicable, reference to “the best of the knowledge and belief” of any person or persons means “to the best of the knowledge and belief of such person or persons after undertaking enquiries which were reasonable in the circumstances;

(l)	where applicable, where reference to two or more persons or parties are included or comprised in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by such persons or parties shall be enforceable by them jointly and severally and agreements, covenants, terms, stipulations and undertakings expressed to be made by or on behalf of or on the part of such persons or parties shall be deemed to be binding upon such persons or parties jointly and severally;

(m)	if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day;

(n)	where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified;

(o)	a period of a month from the happening of an event or the doing of an act or thing will be deemed to be inclusive of the day on which the event happens or the act or thing is required to be done;

(p)	where applicable, reference to “subsidiary(ies)”, “related company(ies) and “holding company(ies)” shall have the meanings respectively ascribed to them under the Act and “associates” shall mean a company in which a party is entitled to exercise or control the exercise of not less than twenty per centum (20%) but not more than fifty per centum (50%) of the votes attaching to its voting shares;

(q)	reference to “assets” shall include all real property, Intellectual Property and Technology owned by each of the Vsource Companies;

(r)	the representations and warranties, covenants and undertakings on the part of either the Vendor or the Purchaser as set out in Clauses 7, 8, 9 and Schedule 1 herein shall be read in the context of all applicable laws, regulations, governing statutes, authorities and accounting standards of Malaysia, in so far as the said representations, warranties, covenants and/or undertakings refer to the Company and in the context of all applicable laws regulations, governing statutes, authorities and accounting standards of Japan or Taiwan, in so far as the said representations, warranties, covenants and/or undertakings refer to the Japanese or Taiwanese Vsource Company (as the case may be);

(s)	reference to something having a “Material Adverse Effect” or “Material Impact” shall mean, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to (i) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity, or (ii) the ability of the parties hereto to consummate the sale of the Sale Shares in accordance with the terms hereof within the time frame such sale would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect set forth in (i) or (ii) above, directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner). Accordingly, reference to “material” and “materially” shall mean something having a Material Adverse Effect or Material Impact, (as the case may be);

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

(t)	reference to writing shall include any method of reproducing words in a legible manner on paper and delivered either through facsimile or post or by hand.

2.	AGREEMENT FOR THE SALE AND PURCHASE OF THE SALE SHARES

2.1    Subject to the terms and conditions herein contained, the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the Sale Shares at the Purchase Price, free from all claims, encumbrances, interests, rights, charges, liens, mortgages, pledges or any other security interests, whatsoever and howsoever arising and with all rights, benefits and entitlements attaching to the Sale Shares including without limitation all rights, dividends, coupon payments and/or other distributions which may be declared, made or paid in respect thereof, the entitlement date of which is on or subsequent to the Completion Date.

3.	PURCHASE PRICE

3.1    The Purchase Price shall be fully satisfied by the Purchaser on the Completion Date by way of cashiers’ order or bankers’ draft or in such manner as may be mutually agreed upon by the parties.

4.	DISCLOSURE LETTER

4.1    The Vendor shall upon the execution of this Agreement, have the option to deliver to the Purchaser (with a copy to the Purchaser Solicitors) a letter of disclosure, setting out the facts, circumstances and matters constituting exceptions, qualifications and limitations to the representations and warranties of the Vendor under this Agreement in a form and manner to be mutually agreed by the parties (“Disclosure Letter”).

5.	DELIVERY OF ACCOUNTS

5.1    The Vendor shall upon the execution of this Agreement, deliver to the Purchaser, the Audited Accounts and the Management Accounts.

6.	COMPLETION

6.1    Unless otherwise agreed by the parties hereto in writing, Completion of this Agreement shall take place on the Completion Date at the office of the Purchaser or the Purchaser Solicitors.

6.2    On or before the Completion Date, the following shall take place:

(a)	The Vendor shall deliver or cause to be delivered to the Purchaser the following documents (“Completion Documents”):

(i)	the transfer form in respect of the Sale Shares duly executed by the Vendor in favour of the Purchaser; and

(ii)	a certified true copy of the resolution of the board of directors of the Company which is in full force and effect and not revoked or amended and made in accordance with the memorandum and articles of association of the Company, approving the transfer of the Sale Shares to and the registration of the Sale Shares in the name of the Purchaser in accordance with the terms and conditions of this Agreement.

(b)	Simultaneously upon receipt of the Completion Documents from the Vendor, the Purchaser shall pay the Purchase Price to the Vendor and deliver to the Vendor a resolution of its shareholders (if necessary) and board of directors approving the purchase of the Sale Shares by the Purchaser in accordance with the terms and conditions of this Agreement.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

6.3    On or before the Completion Date, the Vendor shall do all things, acts and execute all documents necessary to cause the Purchaser to be registered as the legal and beneficial owner of the Sale Shares.

6.4    Completion is conditional on the Vendor and the Purchaser complying with all of their respective obligations under Clause 6. If either the Vendor or the Purchaser shall fail to comply with their respective obligations and those obligations are not waived by the other party on the intended Completion Date, then Completion will not take place on the intended Completion Date, in which case the said date shall be referred to as the Unsuccessful Completion Date and either party may terminate this Agreement in accordance with Clause 10 herein; and

(a)	each party must do everything reasonably required by the other party to reverse any action taken pursuant to this Agreement; and

(b)	this Agreement and all ancillary agreements entered into pursuant to this Agreement will, save as otherwise agreed by the parties, be of no force or effect without prejudice to any other rights any party may have against the other in respect of any such failure or breach.

7.	REPRESENTATIONS AND WARRANTIES BY THE VENDOR

7.1    The Vendor hereby represents and warrants to the Purchaser in relation to all the representations and warranties on its part as set out herein and as disclosed in the Disclosure Letter that such representations and warranties are and will be true and accurate in all respects on the date(s) specified therein or, if no date is so specified, on the date of this Agreement and on each day up to and including the Completion Date by reference to the facts and circumstances existing on such date(s), subject only to:

(a)	any exception expressly provided for under the terms of this Agreement or disclosed in the Disclosure Letter, which will constitute exceptions, qualifications and limitations to the representations and warranties and obligations of indemnity of the Vendor. The Vendor shall not be liable in any way for any breach, non-fulfilment or inconsistency with any representation or warranty provided by it if such breach, non-fulfilment or inconsistency arises from a fact, circumstance or matter that has been disclosed or otherwise specified in the Disclosure Letter; and

(b)	any matter or thing hereafter done or omitted to be done at the request in writing or with the approval in writing of the Purchaser after the date hereof.

7.2    If prior to the Completion Date, it shall be found that any of the representations or warranties on the part of the Vendor as set out herein or as disclosed in the Disclosure Letter, has not in all respects been carried out or complied with or is otherwise unfulfilled, untrue or incorrect in any respect, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement, if the Vendor fails to remedy the same within fourteen (14) Business Days of receiving written notice from the Purchaser informing the Vendor of the breach.

7.3    The rights and remedies of the Purchaser in respect of any breach of the representations and warranties on the part of the Vendor as set out herein shall not be affected by the Completion of the sale and purchase of the Sale Shares, by the Purchaser rescinding or failing to rescind this Agreement or failing to exercise or delay in exercising any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise of the Purchaser’s full rights or remedies at law or in equity.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

8.	REPRESENTATIONS AND WARRANTIES BY THE PARTIES IN RELATION TO EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENT

8.1    Both the Vendor and the Purchaser hereby represent and warrant to each other that they have full legal right, power and authority to execute, deliver and perform their obligations under this Agreement.

8.2    Both the Vendor and the Purchaser further represent and warrant that the provisions of this Agreement will not conflict with, or constitute a default under any provision of any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restrictions of any kind or character by which either party is now bound.

9.	COVENANTS AND UNDERTAKINGS PENDING COMPLETION

9.1    The Vendor hereby covenants and undertakes that it shall not sell, transfer, assign, or otherwise dispose of, convey to any third party or create any encumbrance over its equity interest in the Sale Shares, or any portion of the Sale Shares or negotiate, initiate or take any step with a view to negotiations with any third party for such purposes.

9.2    The parties hereby agree that as between the date of this Agreement and the Completion Date, the Vendor shall take such steps to ensure that the Vendor and/or the Company will not prior to the Completion Date, without the consent of the Purchaser:-

(a)	pass any resolution of the directors or shareholder of the Company that will be contrary to the terms of this Agreement;

(b)	alter the nature of the Business or the business of the Japanese or Taiwanese Vsource Companies;

(c)	pay any management fee, or similar amount, to the Vendor in its capacity as shareholder of any of the Vsource Companies, and any of the related corporations of the Vendor or enter into any contract to share its profits with any party save and except in the ordinary course of business;

(d)	pay or declare any dividend (in cash or otherwise) or make any distribution or return, reduction or cancellation of capital to the Vendor in its capacity as shareholder of any of the Vsource Companies;

(e)	issue any share, stock, security or otherwise in any of the Vsource Companies, which are convertible into shares or approve any transfer of shares in any of the Vsource Companies, or create any option, warrants or rights of whatever nature over any of the registered capital or interest in any of the Vsource Companies;

(f)	cause any change in the composition of the board of directors (or bodies of equivalent authority under the Japanese or Taiwanese laws) or management in any of the Vsource Companies, except as a result of dismissals for misconduct or as envisaged hereunder;

(g)	borrow any money or do anything which will result in a Material Adverse Effect or cause a Material Impact to the Company’s financial position (after taking into account the financial position of the Japanese and Taiwanese Vsource Companies), save and except in the ordinary course of business;

(h)	effect any transaction of any kind (including the payment of any money or offsetting of any account) with or for the benefit, directly or indirectly, of the Vendor or any person in any way connected with the Vendor save and except in the ordinary course of business;

(i)	enter into any material arrangement, transaction or contract or incur any material or substantial liability or obligation save and except in the ordinary course of business;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

(j)	create or permit to arise any claim, encumbrance, interest, right, charge, mortgage, pledge or other third party right or interest over or in respect of any of the property, assets, undertaking or goodwill of any of the Vsource Companies, save and except in the ordinary course of business;

(k)	cancel any order of purchase commitment in respect of any fixed assets required in the ordinary course of business of any of the Vsource Companies;

(l)	dispose of any fixed asset in any of the Vsource Companies, save and except in the ordinary course of business;

(m)	enter into any long term or abnormal contract or capital commitment involving any of the Vsource Companies, save and except in the ordinary course of business;

(n)	do anything not in the ordinary and proper course of the Business or the business of the Japanese and Taiwanese Vsource Companies;

(o)	make any material change to any agreements entered into by any of the Vsource Companies, save and except in the ordinary course of business and/or do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in a breach of any of the covenants, obligations and/or liabilities of any of the Vsource Companies under such agreements;

(p)	make any variation to the terms and conditions of engagement of the directors, officers or employees of any of the Vsource Companies, including the existing remuneration or benefits payable to the existing directors, officers or employees or any of them;

(r)	permit any of the policies of insurance of any of the Vsource Companies, to be void or voidable;

(s)	take any action or perform or do any deed, thing or matter which would cause the Vendor to cease becoming the registered or beneficial owner of the Sale Shares or any part thereof; and

(t)	do or cause or allow to be done or omitted to be done any act or thing which would result (or be likely to result) in any of the Vsource Companies, incurring any material contingent liability or in the material diminution of the value of the Vsource Companies.

9.3    The parties hereby agree that as between the date of this Agreement and the Completion Date, the Vendor shall use its best endeavours to procure that the Vendor and/or the Company shall:

(a)	maintain sufficient working capital in each of the Vsource Companies to meet overhead cost and expenses and to sustain resources required for the efficient running of its business;

(b)	maintain each of the Vsource Companies’ hardware, software, equipment and other tangible property in good repair, order and condition, except for depletion or depreciation caused by ordinary wear and tear and damage by unavoidable casualty;

(c)	perform in all material respects its obligations to the existing customers under the relevant agreements, other contracts and instruments relating to or affecting the assets of each of the Vsource Companies and its business;

(d)	maintain each of the Vsource Companies’ books of accounts and records in the usual, regular and ordinary manner in each of their respective jurisdictions;

(e)	comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Vsource Companies and the conduct of their businesses under the applicable laws of Malaysia, Japan and/or Taiwan; and

(f)	promptly advise the Purchaser in writing of any material adverse change in the financial condition, operations, business or prospects of the Vsource Companies including but not limited to any claims or potential litigation proceedings brought by third parties against the any of the Vsource Companies.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

10.    TERMINATION OF THE AGREEMENT

10.1  Termination by the Vendor: If, prior to or on the Completion Date:-

(a)	the Purchaser defaults in the performance of its payment obligations contained in Clause 6.2 (b) herein;

(b)	there is a material breach of representation or warranty or a breach of material representation or warranty (as the case may be), which is made by the Purchaser in this Agreement; or

(c)	there is a material breach of any of the terms or conditions herein or a breach of any of the material terms or conditions herein (as the case may be), or a failure to perform or observe any material covenant, undertaking or obligation in this Agreement by the Purchaser (save for the obligation to make payment of the Purchase Price); or

(d)	a petition for winding up is presented against any of the Vsource Companies and/or the Purchaser which is not disputed by the relevant Vsource Company and/or the Purchaser pursuant to the applicable laws under each of their respective jurisdictions; or

(e)	an order is made, a shareholder(s)’ resolution is passed or any legislation enacted for the winding up of any of the Vsource Companies and/or the Purchaser pursuant to the applicable laws under each of their respective jurisdictions; or

(f)	an administrator, a receiver and/or manager is appointed by the Court or any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertakings, assets and properties of any of the Vsource Companies and/or the Purchaser or any part of their/its assets and properties pursuant to the applicable laws under each of their respective jurisdictions, then the Vendor shall in case of Clauses 10.1(b) and (c) above, be entitled to specific performance of this Agreement against the Purchaser; or in all cases referred to above, opt to terminate this Agreement with immediate effect by giving written notice to the Purchaser prior to or on Completion Date and after service of such notice whereupon:-

(i)	no party shall have any further obligation to buy or sell the Sale Shares;

(ii)	the Vendor shall be entitled to agreed liquidated damages, being a sum equivalent to ten per centum (10%) of the Purchase Price in cases where the termination arose as a result of Clause 10.1(a), (b) or (c) above, and the Purchaser shall pay to the Vendor the agreed liquidated damages, within seven (7) Business Days from the date of determination of the breach referred to in either Clause 10.1(a),(b) or (c) above by the parties;

(iii)	each party shall, within seven (7) Business Days of such termination notice, return to the other all such documents received by such party from the other(if applicable);

PROVIDED THAT the Vendor may exercise its right of termination under Clause 10.1 without affecting any of its other rights and remedies as may be available to the Vendor at law or in equity or as specified in this Agreement to claim for damages which it has suffered or incurred as a result of such breach by the Purchaser, including all fees, costs and expenses arising from or incidental to the sale of the Sale Shares by the Vendor to the Purchaser.

10.2     Termination by the Purchaser: If, prior to or on the Completion Date -

(a)	there is a material breach of representation or warranty or a breach of material representation or warranty (as the case may be), which is made by the Vendor in this Agreement;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

(b)	there is a material breach of any of the terms or conditions herein or a breach of any of the material terms or conditions herein (as the case may be), or a failure to perform or observe any material covenant, undertaking or obligation in this Agreement by the Vendor;

(c)	a petition for winding up is presented against any of the Vsource Companies and/or the Vendor which is not disputed by the relevant Vsource Company and/or the Vendor pursuant to the applicable laws under each of their respective jurisdictions;

(d)	an order is made, a shareholder(s)’ resolution is passed or any legislation enacted for the winding up of any of the Vsource Companies and/or the Vendor pursuant to the applicable laws under each of their respective jurisdictions; or

(e)	an administrator, a receiver and/or manager is appointed by the Court or any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertakings, assets and properties of any of the Vsource Companies and/or the Vendor or any part of their/its assets and properties pursuant to the applicable laws under each of their respective jurisdictions;

then the Purchaser shall be entitled to:-

(i)	in respect of Clause 10.2.(a) and/or (b) above, specific performance of this Agreement against the Vendor and all such reliefs flowing therefrom; or

(ii)	in all cases, opt to terminate this Agreement with immediate effect by giving written notice to the Vendor prior to or on the Completion Date and after service of such notice whereupon:-

(aa)	no party shall have any further obligation to buy or sell the Sale Shares ;

(bb)	the Purchaser shall be entitled to agreed liquidated damages, being a sum equivalent to ten per centum (10%) of the Purchase Price, in cases where the termination arose as a result of Clause 10.2.(a) and/or (b) above and the Vendor shall pay to the Purchaser the agreed liquidated damages, within seven (7) Business Days from the date of determination of the breach referred to in either Clause 10.2(a) or (b) above by the parties;

(cc)	each party shall, within seven (7) Business Days of such termination notice, return to the other all such documents received by such party from the other;

PROVIDED THAT the Purchaser may exercise its right of termination under Clause 10.2 without affecting any of its other rights and remedies as may be available to the Purchaser at law or in equity or as specified in this Agreement to claim damages which it has suffered or incurred as a result of such breach by the Vendor including all fees, costs and expenses arising from or incidental to the acquisition of the Sale Shares by the Purchaser from the Vendor.

10.3.    Disclosure Undertaking by Vendor: For the purpose of Clause 10.2, the Vendor undertakes to disclose in writing to the Purchaser immediately of any event or circumstances which may arise or become known to it after the date of this Agreement and prior to the Completion Date which is materially inconsistent with:-

(a)	any of the representations or warranties set out herein; or

(b)	any of the undertakings of the Vendor under this Agreement;

and which could reasonably be expected to affect a purchaser for value of the Sale Shares or which may entitle the Purchaser or any other party to make a claim under this Agreement or against the Purchaser pursuant to the terms of this Agreement.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

11.    INDEMNITY

11.1    Subject to the limitations on liability set out in Clause 12 herein, the Vendor hereby agrees to indemnify the Purchaser against all claims, actions, damages, liabilities, outgoings, losses, costs (including legal costs on a solicitor and client basis) and expenses which the Purchaser directly suffers or incurs or is liable for in respect of:-

(a)	this Agreement for:-

(i)	a material breach of a warranty or representation or breach of a material warranty or representation made by the Vendor; or

(ii)	any warranty or representation not being true and correct in all respects; or

(iii)	any material breach or default by the Vendor of its obligations and undertakings or any breach or default by the Vendor of its material obligations and undertakings given under this Agreement;

(b)	any fine, penalty or interest charged on the any of the Vsource Companies arising out of the default attributable to the Vendor before the Completion Date; or

(c)	any valid action, suit, proceeding or claim by the Purchaser against the Vendor in the enforcement or attempted enforcement of the terms of this Agreement.

11.2    Subject to the limitations on liability set out in Clause 12 herein, the Purchaser hereby agrees to indemnify the Vendor against all claims, actions, damages, liabilities, outgoings, losses, costs (including legal costs on a solicitor and client basis) and expenses which the Vendor directly suffers or incurs or is liable for in respect of:-

(a)	this Agreement for:-

(i)	a material breach of a warranty or representation or breach of a material warranty or representation made by the Purchaser; or

(ii)	any warranty or representation not being true and correct in all respects; or

(iii)	any material breach or default by the Purchaser of its obligations and undertakings or any breach or default by the Purchaser of its material obligations and undertakings given under this Agreement;

(b)	any valid action, suit, proceeding or claim by the Vendor against the Purchaser in the enforcement or attempted enforcement of the terms of this Agreement.

11.3    For the avoidance of doubt, the indemnities given pursuant to Clause 11.1 and 11.2 shall, where applicable, survive the completion of this Agreement and shall not be extended to damages for loss of future profits or other indirect economic or consequential losses.

12.	LIMITATIONS ON LIABILITY

12.1    The parties hereby agree to the following limitations on liability in respect of all claims made by one party against the other for any breach of any of the party’s obligations, representations, warranties, covenants and undertakings under this Agreement and the Disclosure Letter;

(a)	the maximum liability of either party in respect of any or all claims shall not exceed One Hundred Per centum (100%) of the Purchase Price for the Sale Shares;

(b)	any and all individual claims must be combined to exceed Ringgit Malaysia Five Hundred Thousand (RM500,000) before a single composite claim may be brought against either party; and

(c)	all claims, must be made, instituted or issued within twelve (12) months from the Completion Date.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

13.	CONFIDENTIALITY

13.1    Except as permitted in Clauses 13.2 and 13.6 below, each party shall procure that each party, its employees, officers, agents and professional advisors must treat as strictly confidential all information received or obtained by the party as a result of entering into or performing this Agreement, including any confidential, technical, commercial, financial or other information of or concerning the business or affairs of the other party (“Confidential Information”) unless specifically agreed to between the parties save and except where the Purchaser or the Vendor is required to make such announcement as may be required by law.

13.2    A party, its employees, officers, agents, representatives or professional advisors may disclose information which would otherwise be classified as Confidential Information if and to the extent:

(a)	that is required to be disclosed by law or any securities exchange or regulatory or governmental body to which it is subject, wherever situated;

(b)	that is known to the party receiving the information prior to the same being disclosed to it pursuant to this Agreement;

(c)	that it considers necessary to disclose the information to its professional advisors or auditors provided that the party does so on a confidential basis; or

(d)	that the information has come into the public domain through no fault of that party and other than by reason of breach by any party or any of its employees, officers, agents, representatives or professional advisors in connection with its obligations herein.

13.3    The parties agree that:

(a)	monetary damages alone would not be adequate compensation to a party for a breach by the other party of the provisions of Clause 13.1 herein;

(b)	a party may seek an injunction from a court of competent jurisdiction if:

(i)	the other party fails to comply or threatens to fail to comply with the provisions of Clause 13.1 herein; or

(ii)	that party has reason to believe that the other party will not comply with the provisions of Clause 13.1 herein.

13.4    The provisions of Clause 13.1 will survive the termination of this Agreement. In the event that this Agreement is terminated, the parties shall promptly return to each other and the Company, (as the case may be), all documents and other written materials so obtained herein.

13.5    Each of the parties shall indemnify and keep each other fully and effectively indemnified against any loss, damage, cost and expense which the latter party may directly suffer or which the first party knew the latter party would be likely to suffer as a result of or in connection with any breach of the confidentiality provisions referred to in Clause 13.1 herein

13.6    For the avoidance of doubt, the Purchaser acknowledge that under the applicable securities laws and regulations of U.S, the Vendor will be required to publicly disclose the execution of this Agreement, a copy of this Agreement and a summary of the terms of the transactions contemplated under this Agreement, and the Purchaser hereby consents to such disclosure.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

14.	NOTICES

14.1    Any notice, or other communication, including, but not limited to any request, demand, consent or approval to or by a party under this Agreement must be in writing and in English, addressed to the relevant persons named below:-

(a)	The Vendor

Address:	7855 Ivanhoe Avenue
Suite 200
La Jolla, California 92037
USA

Attention:	Chief Financial Officer

Fax No:	+1 (858) 456-4878

with a copy to:

Address:	Vsource (Asia) Ltd
Unit 501, AXA Centre
151 Gloucester Road
Wanchai, Hong Kong

Attention:	General Counsel

Fax No:	+852 2523-1344

(b)	The Purchaser

Address:	Suite B9-11
Level 9, Block B
Plaza Mont Kiara
No 2, Jalan Kiara
50480 Kuala Lumpur

Attention:	Encik Azman Shah Mohd Yusof

Fax No:	+603-6203 5899

14.2    A notice sent:-

(a)	by hand shall be deemed to have been served on the day of delivery;

(b)	by telefax shall be deemed to have been served upon confirmation of completion of transmission;

(c)	by registered post shall be deemed to have been served on the 5th Business Day after posting, and in proving service, it shall be sufficient to prove that the notice was properly addressed and posted.

15.	TIME OF THE ESSENCE

15.1    The parties hereby mutually agree that time shall be of the essence in this Agreement.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

16.	COSTS AND STAMP DUTY

16.1    Save as otherwise provided in this Agreement, each party shall bear its own costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement.

16.2    The Purchaser shall bear all stamp duty chargeable on this Agreement and on the transfer of the Sale Shares.

17.	AMENDMENTS AND NON-WAIVER

17.1    A variation or an amendment of any term of this Agreement must be in writing and signed by or on behalf of the parties.

17.2    No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver of such power or right nor shall the knowledge or acquiescence by any party hereto of or in breach of any terms or conditions of this Agreement, constitute a waiver of such terms or conditions.

17.3    No waiver by any party of a breach of any term or condition of this Agreement shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

17.4    No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by or on behalf of the parties.

18.	ENTIRE AGREEMENT

18.1    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, whether oral or written.

19.	BINDING EFFECT

19.1    This Agreement shall be binding on and shall enure for the benefit of the successors and permitted assigns of each party.

20.	GOVERNING LAW

20.1    This Agreement shall be governed by and construed in accordance with the laws of Malaysia and each party hereby irrevocably submits to the exclusive jurisdiction of the courts of Malaysia.

21.	COUNTERPARTS

21.1    This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

22.	EFFECTIVE DATE

22.1    This Agreement shall come into force on the day and year herein before stated irrespective of the different dates upon which the parties hereto may each have executed this Agreement.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the day and year above written.

THE VENDOR

SIGNED by	)
)
for and on behalf of	)
Vsource Inc	)
in the presence of	)

THE PURCHASER

SIGNED by	)
)
for and on behalf of	)
Eastern Polar Sdn Bhd	)
in the presence of	)

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

SCHEDULE I

REPRESENTATIONS AND WARRANTIES ON THE PART OF THE VENDOR

Save as otherwise excepted, qualified or limited by the Vendor to the Purchasers by way of disclosure in the Disclosure Letter of facts, circumstances or matters relating to or concerning the Vendor, the Vsource Companies or any other matter or thing relevant to the Agreement, the Vendor hereby represents and warrants to the Purchasers as follows:-

1.	The Sale Shares

1.1    The Sale Shares are held and beneficially owned by the Vendor free from all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges.

1.2    Save as provided for under this Agreement, there is not now, nor is there any agreement or arrangement to create any claim, encumbrance, interest, right, charge, lien, mortgage or pledge over any of the Sale Shares nor are the Sale Shares the subject of any rights to acquire or options.

1.3    Save as provided for under this Agreement, there is no restriction, contractual or otherwise binding on the Company against the sale and transfer by the Vendor to the Purchaser of the Sale Shares and the Vendor is and will be competent and entitled on Completion Date to transfer the legal and beneficial ownership of the Sale Shares to the Purchaser free from all claims, encumbrances, interests, rights, charges, liens, mortgages or pledges.

2.	Corporate Information, Records, Memorandum and Articles of Association

2.1    To the best of the knowledge and belief of the Vendor, such statements in the Recitals to this Agreement as they relate to the Vendor and the Company and the Japanese and Taiwanese Companies are true and accurate in all respects.

2.2    To the best of the knowledge and belief of the Vendor, the registers of members of the Vsource Companies and other registers, all material records, statutory and minute books have been properly kept, are up-to-date and contain substantially true and accurate records of all matters required to be recorded therein in accordance with all legal requirements applicable thereto, do not contain any material inaccuracies or discrepancies and all such books, records and documents (including documents of title) which are the property of each of the Vsource Companies, are in the respective Vsource Company’s possession or under its control.

2.3    To the best of the knowledge and belief of the Vendor, all accounts, documents and returns material to the operations of the Vsource Companies and which are required to be delivered or made to the relevant regulatory authorities under the applicable laws of Malaysia, and similar laws thereto in Japan and Taiwan, have been duly and correctly delivered or made and contain information in accordance with generally accepted principles relating to all transactions to which each of the Vsource Companies has been a party.

2.4    No notification from the Companies Registrar, Companies Commission or other equivalent authority that any of the foregoing in sections 2.2 and 2.3 is incorrect or should be rectified has been received.

3.	Share Capital

3.1    There are no valid and enforceable agreements or other arrangements which provide for the present or future issue, allotment or transfer of or accordance to any person of the right (absolute or conditional) to call for the issue, allotment or transfer of, any share or loan capital of any of the Vsource Companies including (without limitation) any option or right of pre-emption or conversion.

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Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

3.2	Since the Last Accounting Date:-

3.2.1	save for the issuance of share capital by the Company for the acquisition of the Japanese and Taiwanese Vsource Shares, no share or loan capital of any of the Vsource Companies has been issued or allotted and none of the Vsource Companies has agreed to issue or allot whether conditionally or absolutely, any share or loan capital;

3.2.2	none of the Vsource Companies has reduced its share capital;

3.2.3	no dividend or other distribution of profits has been declared, made or paid by any of the Vsource Companies except out of profits.

3.3    All the issued shares of the Vsource Companies are fully paid-up and none of the Vsource Companies has exercised or purported to exercise or claim any lien over any of them.

3.4    No allotment, issue or transfer of share capital in each of the Vsource Companies has been made in contravention of its memorandum and articles of association or constituent documents or the provisions of the Act or of any similar laws thereto in Japan or Taiwan.

3.5    None of the Vsource Companies has issued any redeemable preference shares or other convertible securities to any third party nor has any person the right to call for the issue of any share or loan capital in any of the Vsource Companies by reason of any conversion rights or under any option or other agreement.

3.6    None of the Vsource Companies has given any financial assistance for the purchase of its own shares or that of the Vendor’s in contravention of section 67 of the Act or of any similar laws thereto in Japan or Taiwan.

3.7    None of the Vsource Companies has entered into any arrangement involving the acquisition from or disposal to its directors, substantial shareholders (as defined by section 69D of the Act) or persons connected (as defined by section 122A of the Act) with any of them or otherwise in breach of section 132E or 132G of the Act or of any similar laws thereto in Japan or Taiwan.

3.8    None of the Vsource Companies has granted loans, given guarantees or security in contravention of sections 133 and 133A of the Act or of any similar laws thereto in Japan or Taiwan.

4.	Audited Accounts and Management Accounts

4.1    The financial year for each of the Vsource Companies ends on 31 January.

4.2    The copies (certified as true by a director or the company secretary or competent person of the relevant Vsource Company) of the Audited Accounts and Management Accounts to be supplied to the Purchaser are true and correct copies of the Accounts.

4.3    Based on applicable accounting and tax principles, the Audited Accounts and where applicable the Management Accounts:

4.3.1	have been and will be prepared on a consistent basis in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

4.3.2	to the best of the knowledge and belief of the Vendor, comply with the requirements of the Act and all other similar regulatory provisions thereto in Japan and Taiwan;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

4.3.3	show a true and fair view of the state of affairs, financial position, assets and liabilities of each of the Vsource Companies and its results for its financial period ending on the Last Accounting Date;

4.3.4	make provision for the depreciation of the fixed assets of each of the Vsource Companies in accordance with generally accepted accounting principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

4.3.5	make full provision for all bad and/or doubtful debts of each of the Vsource Companies in accordance with generally accepted principles and practices and approved accounting standards prevailing in Malaysia, Japan and Taiwan, as applicable;

4.3.6	make full provision for all taxation for which each of the Vsource Companies was liable;

4.3.7	set out all such reserves or provisions for taxation as was advised by each of the Vsource Companies’ tax advisers to make on the basis of the rates of tax in force as at the relevant dates in respect of transactions occurring before the Last Accounting Date.

4.4    Based on applicable accounting and tax principles, all liabilities or outstanding capital commitments of each of the Vsource Companies as at its Last Accounting Date have been included in the Audited Accounts and where applicable, the Management Accounts:

4.4.1	by way of a provision or reserve; or

4.4.2	in the case of a liability which was contingent, unquantified or disputed, by way of a note disclosing and stating the likely amount which has been or could be claimed and the likelihood, in the opinion of the directors of the relevant Vsource Company, of the materialisation or success of such a claim.

4.5    The accounting and other books, ledgers, financial and other records of each of the Vsource Companies are in its possession.

4.6    To the best of the knowledge and belief of the Vendor, none of the Vsource Companies has entered into any contract or arrangement or transaction which is an off-balance sheet item having a material adverse effect on the financial condition of the Vsource Companies.

4.7    All assets required to be disclosed as assets of the Vsource Companies pursuant to applicable accounting standards and principles are stated in the Audited Accounts and where applicable the Management Accounts (except for such items as have been disposed of or realised by any of the Vsource Companies in the ordinary course of business) and shall continue to remain in the absolute beneficial ownership of the relevant Vsource Company and to the best of the knowledge and belief of the Vendor, are free from any claims, encumbrances, interests, rights, charges, liens, mortgages or pledges over its assets, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms (other than those disclosed in the Audited Accounts or the Management Accounts).

5.	Business of the Vsource Companies

5.1    Since the Last Accounting Date:-

5.1.1	there has been no material adverse change in the financial position any of the Vsource Companies or in the value or state of the assets or amount or nature of its liabilities;

5.1.2	none of the Vsource Companies has disposed of any asset or assumed or incurred any outstanding material capital commitment or any material liability (whether actual or contingent) otherwise than in the ordinary course of business;

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

5.1.3	each of the Vsource Companies has carried on its business in the ordinary course of business without interruption and as a going concern; and

5.1.4	each of the Vsource Companies has conducted its business in all material respects in accordance with all applicable laws, regulations and requirements of Malaysia or any similar laws thereto in Japan and Taiwan and any relevant foreign country or authority and there is no order, decree or judgment of any court or any governmental or other competent authority or agency of Malaysia, Japan or Taiwan or any foreign country outstanding against any of the Vsource Companies or any person for whose acts any of the Vsource Companies is vicariously liable which may have a material adverse effect upon the assets or business of the Vsource Companies.

5.2    To the best of the knowledge and belief of the Vendor, each of the Vsource Companies has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for a period of twelve (12) months after the Completion Date and for the execution, carrying out and fulfillment of all terms, orders, projects and contractual obligations which have been placed with or undertaken by each of the Vsource Companies.

6.	Borrowings & Lending

6.1	None of the Vsource Companies has any borrowings as at the date of this Agreement.

6.2	None of the Vsource Companies, has, otherwise than in the ordinary course of its business, lent any money which has not been repaid to it.

6.3	None of the Vsource Companies has:

6.3.1	discounted or factored any of its debts or engaged in financing of a type which could not be required to be shown or reflected in the Audited Accounts; or

6.3.2	become liable to repay or prepay any loan or loan capital or indebtedness in advance of its maturity date.

7.	Licences, Consents, Permits, Approvals

7.1    All necessary material licences, consents, permits, approvals and authorisation have been obtained by each of the Vsource Companies under the applicable laws of Malaysia or any similar laws thereto in Japan and Taiwan, to enable each of the Vsource Companies to carry on its business effectively in the places and in the manner in which such business is now carried on and all such licences, consents, permits, approvals and authorisation are in full force and effect and to the best of the knowledge and belief of the Vendor, the Vendor knows of no reason why any of them should be suspended, cancelled and revoked. There are no required licences, consents, permits, approvals and authorisation which have not been granted or issued due to the inaction of any of the Vsource Companies and any non-issue of licences, consents, permits, approvals or other authorization, due to the default of any of the Vsource Companies.

7.2    All material reports, returns and information required by law or as a condition of any material licence, consent, permit, approval or other authorisation to be made or given to any person or authority in connection with each Vsource Company’s business, have been made or given to the appropriate person or authority.

8.	Assets

8.1    Each of the Vsource Companies is the beneficial owner of and has good title to, possession and control of its material assets.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

9.	Contracts & Arrangements

9.1    Save as disclosed in the Audited Accounts and where applicable, the Management Accounts, none of the Vsource Companies is a party to:

9.1.1	any joint venture, consortium or other partnership agreement or arrangement not made in the ordinary course of business;

9.1.2	any guarantee, warranty, undertaking or contract for indemnity or for suretyship under which the relevant Vsource Company assumes a prospective or contingent liability otherwise than in the ordinary course of its business; or any unlimited undertaking or indemnity given in favour of its clients or third parties in the ordinary course of business;

9.1.3	any long term or abnormal contract or undertaken any obligations with any third party except in the ordinary course of its business. “Long term contract” means a contract exceeding a term of twelve (12) months or is otherwise not terminable by giving three (3) months’ notice in writing.

For the avoidance of doubt, the representations made under Clause 9.1 only relate to contracts which have a value of at least Ringgit Malaysia Five Hundred Thousand (RM500,000.00) or higher.

9.2    To the best of the knowledge and belief of the Vendor, the terms of all contracts have been complied with by each of the Vsource Companies and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by any of the Vsource Companies or by the other parties under any such contract that would result in a Material Adverse Effect on the business or financial condition of the Vsource Companies.

9.3    There is no outstanding contract of service between any of the Vsource Companies and any of its directors, officers or employees which is not terminable by the relevant company without compensation by giving no more than three (3) months’ notice in writing.

10.	Intellectual Property Rights and Technology

10.1    None of the Intellectual Property rights and Technology of the Vsource Companies have been subjected to any revocation or claim for infringement or passing-off action. In addition, to the best of the knowledge and belief of the Vendor, each of the Vsource Companies has complied with and shall continue to comply with all the legal and regulatory requirements within all laws having jurisdictions over it including new laws or regulations introduced by the relevant authority from time to time.

10.2    Each of the Vsource Companies, its employees and authorised agents are fully licensed to use the Technology and neither the relevant company, its employees nor authorised agents have breached any of the terms or conditions of such licences. For the avoidance of doubt, reference to licences in section 10 of this Schedule shall include all sub-licences and third party rights. Where necessary, each of the Vsource Companies has been duly authorized by the software owners to modify, alter and configure all existing software to suit its business operations and customer specifications.

11.	Litigation and Insolvency

11.1    Subject to Clause 15 herein, none of the Vsource Companies has been notified of any civil, criminal or arbitration proceedings pending or threatened against it.

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Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

11.2    None of the Vsource Companies has been notified of any investigation or inquiry into it by any government department or agency, governmental, public or regulatory authority.

11.3    None of the Vsource Companies has:

11.3.1	engaged in any material litigation or arbitration proceedings;

11.3.2	given any undertaking to any court or to any third party arising out of any legal proceedings;

11.3.3	stopped or suspended payment of its debts, become unable or is deemed unable to pay its debts under section 218(2) of the Act or of similar laws thereto in Japan or Taiwan;

11.3.4.	been nor is the subject of an action taken for or with a view to its winding-up (whether compulsory or voluntary) pursuant to the Act or of similar laws thereto of Japan or Taiwan;

11.3.5	had any receiver and manager or administrators appointed over it or the whole or any part of its assets or undertakings;

11.3.6	entered into dealings with any of its creditors with a view to avoiding or in expectation of insolvency;

11.3.7	entered into any scheme of arrangement or reconstruction under section 176 of the Act or of any similar schemes pursuant to similar laws thereto in Japan or Taiwan;

11.3.8	had any unsatisfied judgment or order (including injunction orders) against it nor any written demand against it; or

11.3.9	is not subject to any distress, execution or other legal process.

11.4    No governmental or official investigation or inquiry concerning any of the Vsource Companies has been made or threatened and there are no circumstances which are likely to give rise to any such investigation or inquiry.

12.	Insurance

12.1    Each of the Vsource Companies has at all material times valid insurance cover from reputable insurers over all of its material assets:

12.1.1	against all material risks normally insured by companies carrying on similar types of business as each of the Vsource Companies or having similar assets including, but without limitation, comprehensive all risks, commercial and general liability insurance and workmen’s compensation or employers’ liability insurance;

12.1.2	for the full replacement value of the material assets, technology software and equipment therein and for such amount in respect of its business or related to the Business.

12.2    No premium payable in respect of any of the Vsource Companies’ material insurance policies are in arrears and none of the Vsource Companies has been notified of any termination of any of its insurance policies by reason of any act done or omitted to be done by it.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

Execution Copy

13.	Consequences of the Acquisition of the Sale Shares by the Purchaser

13.1    The acquisition of the Sale Shares by the Purchaser or compliance with the terms of this Agreement:

13.1.1	to the best of the knowledge and belief of the Vendor, will not cause any of the Vsource Companies to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with it including any of its customers to discontinue to do so on the same basis;

13.1.2	to the best of the knowledge and belief of the Vendor, will not relieve any person of any obligation to any of the Vsource Companies (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by it or to exercise any right whether under an agreement or otherwise in respect of it;

13.1.3	will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which any of the Vsource Companies is now a party or any loan or mortgage to which it is a party;

13.1.4	will not result in any present or future indebtedness of any of the Vsource Companies becoming due and payable or capable of being declared due and payable prior to its stated maturity;

13.1.5	to the best of the knowledge and belief of the Vendor, will not result in any material loss to any of the Vsource Companies of any other allowance, deduction or credit available for relief for Taxation purposes against the profit or deemed profits of the relevant Vsource Company; or

13.1.6	will not cause the Company to lose its MSC Status; or

13.1.7	to the best of the knowledge and belief of the Vendor, will not render any of the Vsource Companies liable to any additional material taxation.

14.	Taxation

14.1    Save as disclosed in the Audited Accounts:

14.1.1	all computations, payments and returns, required to be made by each of the Vsource Companies for any Taxation purpose have been made within the requisite time limits and are proper, correct and up to date; and

14.1.2	none of the Vsource Companies is liable to pay any penalty, interest, fine or surcharge in connection with such computation, payments or returns.

14.2    None of the Vsource Companies has been:

14.2.1	notified of any material dispute with any Taxation Authority; and/or

14.2.2	notified of any inquiry or has been subjected to any investigation audit or visit by any Taxation Authority; and/or

14.2.3	notified of any inquiry or has been subject to any investigation audit or visit by any Officers of Customs;

in relation to its Taxation under the applicable laws of Malaysia, Japan or Taiwan.

14.3    None of the Vsource Companies has entered into or been a party to any scheme or arrangement for which the main purpose or one of the main purposes was the avoidance of, reduction in or deferment of liability for Taxation.

Sale and Purchase Agreement

Vsource (Malaysia) Sdn Bhd

Eastern Polar Sdn Bhd

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14.4    Each of the Vsource Companies has sufficient records relating to past events to calculate any liability for Taxation or relief from Taxation which might arise.

14.5    To the best of the knowledge and belief of the Vendor, all payments made by each of the Vsource Companies to any person which ought to have been made under deduction or withholding tax (or of sums on account of tax) have been so made and (where required by law) accounted to the appropriate Taxation Authority for the tax so deducted or withheld.

14.6    To the best of the knowledge and belief of the Vendor, none of the Vsource Companies has carried out nor been involved in any transaction in respect of which the relevant Taxation Authority may seek to impose any material additional Taxation.

14.7    All returns, notices and information required to be supplied by each of the Vsource Companies to the Officers of Customs or any other relevant authority have been made within the requisite time limits and are proper, correct and up-to-date.

14.8    None of the Vsource Companies has:

14.8.1	disposed of any material asset (including trading stock) or made any supply for any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply is less than the consideration which should have been received for tax purposes; or

14.8.2	entered into or been a party to any transaction which will or may give rise to a material claim for corporation tax on chargeable gains.

15.	Employees

15.1    None of the Vsource Companies is a party to any profit sharing, incentive, bonus scheme or arrangement with its employees including contractual bonus nor does it contribute towards any pension fund save for contributions required to be made to the EPF, SOCSO or other statutory funds pursuant to similar laws thereto in Japan and Taiwan.

15.2    None of the Vsource Companies is a party to any collective or similar agreement.

15.3    Except for the remuneration payable under their respective letters of employment and as otherwise required by the law, no contribution or payment is required to be made by any of the Vsource Companies in relation to services provided by its officers or employees.

15.4    To the best of the knowledge and belief of the Vendor, each of the Vsource Companies has in relation to each of its employees (and so far as relevant to each of its former employees):

15.4.1	complied with all obligations imposed on it by all relevant employment protection legislation in Malaysia, Japan or Taiwan or any other statute regulation or code of conduct relevant to industrial relations between each of the Vsource Companies and its employees; and

15.4.2	complied with all relevant judicial and/or administrative orders and awards made under the employment protection legislations of Malaysia, Japan and Taiwan.